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                                                                    EXHIBIT 5.01

                               September 16, 1996

Adaptec, Inc.
691 South Milpitas Blvd.
Milpitas, CA 95035

Gentlemen/Ladies:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about September 16, 1996 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 293,414 shares of your Common Stock (the "Common Stock") to be sold by you pursuant to the stock options assumed by you with respect to the 1996 Stock Option/Stock Issuance Plan of your wholly-owned subsidiary Data Kinesis, Inc. ("DKI") (the "Plan").

     As your counsel, we have examined the proceedings taken by you in connection with the assumption of the Plan and the assumption of options thereunder.

     It is our opinion that the 293,414 shares of Common Stock that may be issued and sold by you pursuant to the stock options granted under the Plan and assumed by you, when issued and sold in the manner referred to in the relevant Prospectus associated with the Registration Statement, the Plan and accompanying stock options, will be legally issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto which have been approved by us.

                                   Very truly yours,

                                   /s/  FENWICK & WEST LLP